Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER COMPLETES NEW $870 MILLION
GLOBAL REVOLVING CREDIT AGREEMENT

     MIAMI, May 18, 2004 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced that it has closed a new five-year $870 million global revolving credit facility to support the Company’s U.S.-based borrowing programs as well as the ongoing liquidity needs of its international operations. The new five-year global revolving credit facility replaces an $860 million credit facility, $300 million of which was subject to renewal annually.

     “The combination of Ryder’s strong balance sheet, successful cost management and process improvement initiatives has enabled us to complete this favorable credit facility,” said Ryder Senior Vice President and Treasurer Dan Susik. “The five-year structure reflects the well-established relationships Ryder has with the banking community and will help ensure that we have the borrowing capacity and liquidity to support the future growth of our business.”

     The agreement includes a total of 13 global banks, including institutions based in the U.S., Belgium, Canada, France, Germany, Japan and the United Kingdom.

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the seventh consecutive year, Ryder was featured in the 2003 Fortune Most Admired Companies survey of corporate reputations. Ryder is ranked 87 in the InformationWeek 500 of leading business users of information technology in 2003. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the sixth consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics. Ryder ranks 360th on the Fortune 500.

     Ryder’s 2003 revenue was $4.8 billion. Its stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index.

     For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities, changes in general economic conditions, availability of equipment, the Company’s ability to create operating synergies in connection with its recent FMS acquisitions and changes in government regulations. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impacts of such factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.